Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-172438

March 9, 2011

GLOBAL MARKET GROUP LIMITED

Global Market Group Limited, or Global Market, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents Global Market has filed with the SEC for more complete information about Global Market and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents Global Market has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Global Market, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Piper Jaffray  & Co. toll-free at 1-800-747-3924 (calling these numbers is not toll-free outside the United States). You may also access Global Market’s most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1506185/000119312511060569/df1a.htm .

This free writing prospectus reflects the following amendments that were made in Amendment No. 2 to Global Market’s registration statement on Form F-1, or Amendment No. 2, as filed via EDGAR with the SEC on March 9, 2011. All references to page numbers are to the page numbers in the preliminary prospectus, which forms part of Amendment No. 2.

Risk Factors

In the first and third paragraphs under the heading “Risk Factors—Risks Relating to This Offering—We may become a passive foreign investment company, or PFIC, which could result in adverse United States federal income tax consequences to U.S. investors” on page 42, the references to “2010” have been changed to “2011”.

Principal and Selling Shareholders

The paragraph in footnote (9) to the table on page 135 under this caption has been replaced in its entirety with the following paragraph:

Includes 3,058,692 ordinary shares issuable upon conversion of the same number of Series A preferred shares and 40,615,797 ordinary shares issuable upon conversion of the same number of Series B preferred shares. Shanghai International Shanghai Growth Investment Limited, or Shanghai International, is an investment fund listed in Hong Kong. The board of directors of Shanghai International controls the voting and investment power over the securities owned by Shanghai International. Messrs. Ching Wang, Bin Wu, Min Hua, Ka Thai Ong, Simon Wing Fat Yick, Chi-chuan Chen, Tien-chieh Lee, Ta-mon Tseng and Zhongqun Zhu are members of such board of directors. Each member of the board of directors of Shanghai International may be deemed to have shared voting and investment power over the securities owned by Shanghai International, and each such person disclaims beneficial ownership of the securities held by Shanghai International, except to the extent of each person’s pecuniary interest therein. Shanghai International Asset Management (Hong Kong) Company Limited, or SIAM, is the Investment Manager of Shanghai International. SIAM executes any investment or divestment decision as directed by the board of directors of Shanghai International. SIAM is indirectly held by Shanghai International Group Corporation Limited, a state-owned financial institution in Shanghai. Shanghai International’s registered office is situated at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, and its office address is RM 1707-8, 17/F, Tower 1, New World Tower, 16-18 Queen’s Road Central, Hong Kong.

The paragraph in footnote (10) to the table on page 135 under this caption has been replaced in its entirety with the following paragraph:

Represents 38,269,225 ordinary shares issuable upon conversion of the same number of Series B preferred shares. JAFCO Asia Technology Fund IV is an exempted company organized and existing under the laws of the Caymen Islands and is wholly owned by JAFCO Asia Technology Fund IV L.P., a limited partnership established in the Cayman Islands. JAFCO Asia Technology Holdings IV Limited, a Cayman Islands company and a wholly owned subsidiary of JAFCO Investment (Asia Pacific) Ltd., is the sole general partner of JAFCO Asia Technology Fund IV L.P. and controls the voting and investment power over the securities owned by JAFCO Asia Technology Fund IV. JAFCO Asia Technology Holdings IV Limited has appointed JAFCO Investment (Asia Pacific) Ltd. to manage JAFCO Asia Technology Fund IV L.P. and voting and investment power over the securities owned by JAFCO Asia Technology Fund IV is exercised by an investment committee and a listed portfolio divestment committee of JAFCO Investment (Asia Pacific) Ltd. Messrs. Hiroshi Yamada, Junitsu Uchikata and Ui Chel Joung are members of such investment committee and Messrs. Yamada and Uchikata are members of such listed portfolio divestment committee. Each member of these committees may be deemed to have shared voting and investment power over the securities owned by JAFCO Asia Technology Fund IV, and each such person disclaims beneficial ownership of the securities held by JAFCO Asia Technology Fund IV, except to the extent of each person’s pecuniary interest therein. JAFCO Investment (Asia Pacific) Ltd. is wholly owned by JAFCO Co., Ltd., a public company listed on the Tokyo Stock Exchange. JAFCO Asia Technology Fund IV’s office address is c/o JAFCO Investment (Asia Pacific) Ltd, 6 Battery Road, #42-01 Singapore 049909.

The paragraph in footnote (11) to the table on page 135 under this caption has been revised to insert the following sentence immediately before the last sentence:

Huitung Investments (BVI) Limited is wholly owned by Hotung Investment Holdings Ltd., a Singapore-listed company. The board of directors of Huitung Investments (BVI) Limited controls the voting and investment power over the securities owned by Huitung Investments (BVI) Limited. Messrs. Tsui-Hui Huang, Cheng-Wang Huang, Chun-Chen Tsou, Kun-Sen Lu, Chin-Wei Chen, Yang-Fu Kuo and Koshiro Taniguchi are members of such board of directors. Each member of the board of directors of Huitung Investments (BVI) Limited may be deemed to have shared voting and investment power over the securities owned by Huitung Investments (BVI) Limited.

The paragraph in footnote (12) to the table on page 135 under this caption has been revised to insert the following sentence immediately before the last sentence:

As of the date of this prospectus, Messrs. Chi Chiu Yip, Kazuya Sahashi and Zhijun Xu are members of such Investment Committee. Each member of such Investment Committee may be deemed to have shared voting and investment power over the securities owned by Ultra View Investments Limited, and each such person disclaims beneficial ownership of the securities held by Ultra View Investments Limited, except to the extent of each person’s pecuniary interest therein.

The paragraph in footnote (13) to the table on page 135 under this caption has been revised to insert the following sentence immediately before the last sentence:

The board of directors of Beprecise Investments Limited controls the voting and investment power over the securities owned by Beprecise Investments Limited. Messrs. Shuang Wang and Kin Fei Ng are members of such board of directors. Each member of the board of directors of Beprecise Investments Limited may be deemed to have shared voting and investment power over the securities owned by Beprecise Investments Limited, and each such person disclaims beneficial ownership of the securities held by Beprecise Investments Limited, except to the extent of each person’s pecuniary interest therein.

The paragraph in footnote (14) to the table on page 135 under this caption has been revised to delete the third sentence in its entirety and insert the following immediately before the last sentence:

The board of directors of SMBCVC appointed Kohei Katsukawa to exercise all voting power with respect to the securities owned by NIFSMBC-V2006S3 Investment Limited Partnership. The Securities Committee of SMBCVC holds investment power over these securities, and such investment power is exercised by each of Kohei Katsukawa, Daiji Furuta, Takashi Shimada and Riichiro Emori, members of the Securities Committee of SMBCVC. Each of Messrs. Katsukawa, Furuta, Shimada and Emori may be deemed to have shared voting and investment power over the securities owned by NIFSMBC-V2006S3 Investment Limited Partnership, and each such person disclaims beneficial ownership of the securities held by NIFSMBC-V2006S3 Investment Limited Partnership, except to the extent of each person’s pecuniary interest therein.

The paragraph in footnote (15) to the table on page 135 under this caption has been revised to delete the third sentence in its entirety and insert the following immediately before the last sentence:

The board of directors of DCI appointed Toshihiko Nakano to exercise all voting power with respect to the securities owned by NIFSMBC-V2006S1 Investment Limited Partnership. The Securities Committee of DCI holds investment power over these securities, and such investment power is exercised by each of Toshihiko Nakano, Teruaki Ueda and Yoshiaki Bai, members of the Securities Committee of DCI. Each of Messrs. Nakano, Ueda and Bai may be deemed to have shared voting and investment power over the securities owned by NIFSMBC-V2006S1 Investment Limited Partnership, and each such person disclaims beneficial ownership of the securities held by NIFSMBC-V2006S1 Investment Limited Partnership, except to the extent of each person’s pecuniary interest therein.

Taxation

In the first paragraph under the heading “Taxation— Material United States Federal Income Tax Consequences—Passive Foreign Investment Company” on page 174, the reference to “2010” has been changed to “2011”.